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                                                                     EXHIBIT 8.1

                    (LETTERHEAD OF HOLME ROBERTS & OWEN LLC)

                                October 20, 1994

Associated Natural Gas Corporation
370 Seventeenth Street, Suite 900
Denver, Colorado 80202

     Re: Panhandle Eastern Merger Transaction

Gentlemen:

     This tax opinion relates to the merger ("Merger") of Panhandle Acquisition Two, Inc. ("Merger Sub"), a wholly-owned subsidiary of Panhandle Eastern Corporation ("Panhandle"), with and into Associated Natural Gas Corporation ("ANGC"), with ANGC surviving the Merger. Undefined capitalized terms used herein have the same meaning as in the preliminary Proxy Statement/Prospectus filed with the Securities and Exchange Commission on October 20, 1994 (the "Proxy Statement").

     This opinion is rendered in connection with the discussion included under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement.

     Our opinion is limited in its scope. It only covers those federal income tax consequences of the Merger expressly addressed herein. Among other items, it does not cover the special tax consequences, if any, that might apply to ANGC stockholders who (i) may be entitled to special treatment under the Code, such as foreign persons, dealers in securities, tax-exempt entities, mutual funds and insurance companies, or (ii) do not hold their shares of ANGC Common Stock as a capital asset. It does not cover state, local or foreign tax consequences.

     In rendering our opinion, we have examined the following documents: (i) the Agreement and Plan of Merger, dated October 9, 1994, among Panhandle, Merger Sub and ANGC (the "Plan"); (ii) the Proxy Statement; and (iii) such other documents and instruments that are available at this time as we have deemed necessary to provide a basis for our opinion set forth below.

     Our opinion is based on a number of assumptions. If any of these assumptions is not true or accurate, our opinion may be different. In rendering our opinion, we have assumed the following:

          (i) the Plan sets forth the complete agreement among the parties with respect to the Merger;

          (ii) all Merger documents have been or will be properly executed and are valid, binding and enforceable in accordance with their terms, and all copies of such documents are accurate reproductions of the original documents;

          (iii) the Merger and related transactions will take place as described in the Plan and in the Proxy Statement, the facts described in those documents are accurate and complete and will not materially change, and the conduct of the parties is and will be materially consistent with those facts;

          (iv) the Merger will be a valid merger under applicable state law;

          (v) appropriate representation letters with respect to factual matters will have been received from Panhandle and ANGC;

          (vi) no event has occurred or will occur before the Effective Time of the Merger that alone, or with the passage of time, would make the Panhandle Rights exercisable; and

          (vii) Panhandle will not exercise or be considered to have exercised its option under the Stock Option Agreement between Panhandle and ANGC, dated October 9, 1994.